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                                                                   Exhibit 10.12


                              CONSULTING AGREEMENT


     This Consulting Agreement (this "Agreement") is entered into effective as of October 1, 1996 (the "Effective Date") between IPL Systems, Inc. ("IPL"), a Massachusetts corporation with its principal executive offices at 124 Acton Street, Maynard, Massachusetts, and Cornelius P. McMullan ("Consultant"),
residing at                                       .

                                    RECITALS

     A. Consultant is an outside director of IPL.

     B. IPL, on behalf of itself and its subsidiaries and successors, whether now existing or hereafter acquired or established (severally and collectively, the "Company") desires to obtain the services of Consultant in addition to Consultant's activities as a director of IPL, and Consultant is willing to render his services to the Company, upon the terms and conditions set forth below.

     NOW, THEREFORE, in consideration of the mutual promises contained herein, the Company and Consultant hereby agree as follows:

                     ARTICLE 1. ENGAGEMENT AND SCOPE OF WORK

     1.1 ENGAGEMENT. Subject to the following terms and conditions, the Company hereby retains Consultant to provide such consulting services as may be requested by the Company from time to time in addition to Consultant's duties attending meetings of shareholders, directors and committees thereof in his capacity as a director of the Company, and Consultant accepts such engagement. During the term of this Agreement, Consultant agrees to provide consulting services to the Company as requested by its Chief Executive Officer, including without limitation (i) assistance to the senior management of the Company in formulating strategy and tactics for distribution of the Company's products, including anaylsis of alternative distribution channels in different markets and maximization of the competitive differentiation of the Company's products, and
(ii) assistance in identifying and contacting potential corporate distribution partners and participation in meetings with their representatives.

     1.2 MINIMUM COMMITMENT. Consultant agrees to provide at least twenty (20) days of consulting services during the term of this Agreement, but such services shall not exceed thirty (30) days without the mutual consent of the parties. Services performed on an hourly basis shall be computed on the basis of eight working hours per day; provided, however, that (i) travel time spent in a day outside of normal working hours in connection with at least four hours of consulting services shall not be counted as consulting services, and total travel and working time in one day aggregating more than eight hours shall not be counted as more than one day of consulting services.


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                        ARTICLE 2. PAYMENTS AND INVOICES

     2.1 MONTHLY RETAINER RATE. For all services provided under this Agreement, IPL will pay Consultant a fee at the rate of US$6,666 per month. Consultant acknowledges and agrees that the foregoing schedule of fees shall be full compensation for Consultant's services during the term of this Agreement. Fees will be paid monthly in arrears.

     2.2 STOCK OPTIONS. The Company will grant Consultant a nonstatutory stock option (the "Option") to purchase Twenty-Five Thousand (25,000) shares of the Company's Class A Common Stock pursuant to the Company's Consolidated 1996 Equity Incentive Plan at a price equal to the closing price of the Company's Class A Common Stock on the last trading day before the date of grant. So long as Consultant is providing services to the Company under this Agreement, the Option shall become exercisable over the three-month term of this Agreement at the rate of 8,333 shares per month commencing with the conclusion of the first monthly period after the Effective Date or per each ten days of consulting services, whichever occurs first; provided, however, that on the last day of the third such month after the Effective Date or after thirty (30) days of service, whichever occurs first, the Option shall become exercisable as to 8,334 shares. The portion of the Option that is exercisable as of the termination of this Agreement shall remain exercisable until ninety (90) days after the later of (i) the date Consultant is no longer providing services under this Agreement or (ii) Consultant ceases to be a director of the Company. Consultant's options shall otherwise be subject to the terms of the Company's standard form of Nonstatutory Stock Option Certificate, and his acceptance thereof shall evidence his acceptance of the terms and conditions of the Option set forth therein.

     2.3 EXPENSES. Travel and related expenses incurred by Consultant in connection with the performance of services under this Agreement will be reimbursed at actual costs by the Company in accordance with general policies and procedures established by the Company from time to time. No reimbursement will be made for any expenses other than travel and related expenses incurred by Consultant during the performance of services under this Agreement unless such expenses are approved in advance by the Company. All approvals by the Company must be given or confirmed in writing; expense approvals can be requested from the Chairman of the Board, the President, the Chief Financial Officer or the Vice President of Finance of the Company.

                    ARTICLE 3. CONFIDENTIALITY AND INVENTIONS

     3.1 CONFIDENTIALITY AND INVENTIONS. Consultant has executed, or in connection with this Agreement is executing, a Consultant Confidentiality and Inventions Agreement (the "Confidentiality Agreement") with the Company, and he agrees to be bound by the terms of the Confidentiality Agreement.


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             ARTICLE 4. REPRESENTATIONS AND WARRANTIES OF CONSULTANT

     4.1 ABSENCE OF RESTRICTIONS. Consultant represents and warrants to the Company that he is presently under no contractual or other restrictions or obligation which is inconsistent with Consultant's execution of this Agreement or the Confidentiality Agreement or the performance of the Services, and agrees that during the Term, Consultant will not enter into any agreement, either written or oral, in conflict with this Agreement or the Confidentiality Agreement.

                         ARTICLE 5. TERM AND TERMINATION

     5.1 TERM. This Agreement shall have an initial term of three calendar (3) months from the Effective Date and may be extended by mutual agreement for additional three-month periods; provided, however, that the parties contemplate that Consultant's compensation during any such extension will be solely a continuation of cash compensation and reimbursement payable pursuant to Sections
2.1 and 2.3, respectively, and that no further equity compensation shall be granted for services provided hereunder.

     5.2 TERMINATION. This Agreement may be terminated by the Company immediately upon written notice to Consultant and by Consultant upon thirty (30) days prior written notice to the Company. The Confidentiality Agreement and the provisions of Article 7 shall survive any termination of this Agreement.

                            ARTICLE 6. MISCELLANEOUS

     6.1 INDEPENDENT CONTRACTOR. Consultant is an independent contractor under this Agreement. He is not any employee or agent of the Company and as a result will not be entitled to participate in, or receive any benefit or right as an employee under any employee benefit or welfare plan of the Company nor have authority to represent or bind the Company in any manner in dealings with third parties. Consultant shall have sole responsibility for payment of all federal, state and local taxes or contributions imposed or required under unemployment insurance, social security and income tax laws and for filing all required tax forms with respect to any amounts paid by the Company to Consultant hereunder. Consultant shall indemnify and hold the Company harmless against any claim or liability (including penalties) resulting from failure of Consultant to pay such taxes or contributions or file any such tax forms.

     6.2 NOTICES. All notices, requests, demands and other communications to be given pursuant to this Agreement shall be in writing and shall be deemed to have been duly given to a party if delivered by hand or mailed by registered or certified mail, return receipt requested, postage prepaid, to such party at its address set forth in the first paragraph or at such other address as such party shall have designated by notice in writing to the other party.

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     6.3 SEVERABILITY. If any one or more of the provisions of this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, it shall not affect any other term or provision of this Agreement. If any provision in this Agreement shall be held to be excessively broad, it shall be construed by limiting it so as to be enforceable to the extent compatible with applicable law.

     6.4 CAPTIONS. Captions of sections have been added only for convenience and shall not be deemed to be a part of this Agreement.

     6.5 BINDING EFFECT. Consultant's obligations under this Agreement shall be binding upon his heirs, executors and administrators and shall inure to the benefit of the Company's successors and assigns.

     6.6 COMPLETE AGREEMENT; AMENDMENTS. This Agreement, together with the Confidentiality Agreement, constitutes the entire agreement between the parties with respect to the subject matter hereof and may not be modified or amended except in a writing signed by both parties.

     6.7 RIGHTS OF PUBLICITY. The Company shall have the right to use Consultant's name and likeness in any publicity materials prepared by it and in presentations to current or prospective clients, investors and others. Consultant shall not have the right to use the Company's name in any publications or publicity materials prepared by him without obtaining the prior written consent of the Company.

     6.8 APPLICABLE LAW. This Agreement shall be considered to have been made in the United States, and shall be interpreted in accordance with the laws of the Commonwealth of Massachusetts, United States of America, and the parties hereby submit to the jurisdiction of the courts of that state.

     6.9 NONWAIVER PROVISION. The waiver by either party hereto of any right hereunder or of the failure to perform or of a breach by the other party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other party whether of a similar nature or otherwise.

     6.10 ASSIGNMENT. Neither this Agreement nor any rights hereunder shall be assignable by either party hereto without the prior written consent of the other party.

     6.11 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be deemed to be one and the same instrument.


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     IN WITNESS WHEREOF, the Company and the Consultant have duly executed and delivered this Agreement as of the date first written above.

IPL SYSTEMS, INC.                                    CONSULTANT



By: /S/ Ronald J. Gellert                            /S/ Cornelius P. McMullan
   -------------------------                         --------------------------
                                                     [signature]
Title:  President and Chief Executive Officer




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